EXHIBIT 10.5

EXECUTIVE DEFERRED COMPENSATION PLAN

HNI Corporation

As Amended and Restated Effective January 1, 2005 to comply with Section 409A of the Internal Revenue Code

TABLE OF CONTENTS
Page

1. Amendment and Restatement	1

1.1.	Amendment and Restatement	1
1.2.	Purpose	1
1.3.	Application of the Plan	1

2. Definitions	1

2.1.	Definitions	1
2.2.	Gender and Number	6

3. Eligibility and Participation	6

3.1.	Eligibility	6
3.2.	Participation	6
3.3.	Missing Persons	6

4. Establishment and Entries to Accounts	7

4.1.	Accounts	7
4.2	Deferral Election Agreement	7
4.3.	Adjustments to Accounts	9
4.4.	Commencement and Form of Distribution of Sub-Account	10
4.5.	Exceptions to Payment Terms	12
4.6.	Death Benefit	14
4.7.	Funding	14

5. Administration	15

5.1.	Administration	15
5.2.	Actions of the Committee	15
5.3.	Delegation	15
5.4.	Expenses	15
5.5.	Reports and Records	15
5.6.	Valuation of Accounts and Account Statements	16
5.7.	Indemnification and Exculpation	16

6. Beneficiary Designation	16

6.1.	Designation of Beneficiary	16
6.2.	Death of Beneficiary	16
6.3.	Ineffective Designation	16

7. Withholding	16

8. Change in Control, Amendment, and Termination	17

8.1.	Change in Control	17
8.2.	Plan Amendment and Termination	17
i

9. Claims Procedure	17

10. Miscellaneous	18

10.1.	Unfunded Plan	18
10.2.	Nontransferability	18
10.3.	Successors	18
10.4.	Severability	18
10.5.	Applicable Law	18
10.6.	No Other Agreements	19
10.7.	Incapacity	19
10.8.	Counterparts	19
10.9.	Electronic Media	19
10.10.	Administratively Reasonable	19
10.11.	Release	19
10.12.	Notices	19

ii

HNI Corporation
Executive Deferred Compensation Plan

1.           Amendment and Restatement

1.1.           Amendment and Restatement.  HNI Corporation, an Iowa corporation (the "Corporation"), hereby amends and restates, effective as of January 1, 2005 (the "Restatement Date"), the HNI Corporation Executive Deferred Compensation Plan (the "Plan") to comply with Section 409A of the Internal Revenue Code and to effect certain other changes in its design and operation.  The Plan first became effective on February 13, 1986.

1.2.           Purpose.  The purpose of the Plan is to give eligible executive employees of the Corporation and certain of its Subsidiaries the opportunity to defer the receipt of compensation to supplement their retirement savings and to achieve their personal financial planning goals.

1.3.           Application of the Plan.  The terms of the Plan, as amended and restated herein, apply to amounts deferred under the Plan on or after the Restatement Date.  Amounts deferred under the Plan before the Restatement Date are subject to the terms of the Plan as in effect prior to the Restatement Date; provided, however, that Section 4.11 of the Plan (as in effect prior to the Restatement Date) is deleted in its entirety as of the Restatement Date, such that such section shall no longer apply to any amounts deferred under the Plan, whether before or after the Restatement Date.

2.           Definitions

2.1.           Definitions.  Whenever used in the Plan, the following terms shall have the meaning set forth below and, when the defined meaning is intended, the term is capitalized:

(a)
"Account" means the device used to measure and determine the amount of benefits payable to a Participant or Beneficiary under the Plan.  The Corporation shall establish a Cash Account and Stock Account for each Participant under the Plan, and the term "Account," as used in the Plan, may refer to either such Account or the aggregate of the two Accounts.  In addition, the Corporation shall establish a separate Sub-Account under each of the Participant's Cash Account and Stock Account for each Deferral Election Agreement entered into by the Participant pursuant to Section 4.2.

(b)
"Annual Bonus," of a Participant for a Plan Year, means the bonus awarded by the Employer to a Participant in cash or Stock for services performed by the Participant during the Plan Year, as provided in the HNI Corporation Executive Bonus Plan, or any successor plan thereto.

(c)
"Base Salary," of a Participant for a Plan Year, means the base salary, including all regular basic wages before reduction for any amounts deferred on a tax-qualified or nonqualified basis, payable in cash to the Participant for services rendered to an Employer during the Plan Year.  Base Salary shall exclude bonuses, incentive compensation, special fees or awards, allowances, or any other form of premium or incentive pay, or amounts designated by an Employer as payment toward or reimbursement of expenses.

(d)
"Beneficiary" means the persons or entities designated by a Participant in writing pursuant to Article 6 of the Plan as being entitled to receive any benefit payable under the Plan by reason of the death of a Participant, or, in the absence of such designation, the Participant's estate (pursuant to the rules specified in Article 6).

(e)	"Board of Directors" means the board of directors of the Corporation.

(f)	"Change in Control" means:

(i)           the acquisition by any individual, entity or group (with the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")) (a "Person") of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 35% or more of either (A) the then outstanding shares of common stock of the Corporation (the "Outstanding Corporation Common Stock") or (B) the combined voting power of the then outstanding voting securities of the Corporation entitled to vote generally in the election of Directors (the "Outstanding Corporation Voting Securities"); provided, however, that for purposes of this subsection (i), the following acquisitions shall not constitute a Change in Control:  (I) any acquisition directly from the Corporation; (II) any acquisition by the Corporation; (III) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Corporation or any corporation controlled by the Corporation; or (IV) any acquisition by any corporation pursuant to a transaction which complies with clauses (A), (B) and (C) of subsection (iii) of this paragraph; or

(ii)           individuals who, as of the date hereof, constitute the Board (the "Incumbent Board") cease for any reason to constitute a majority of the Board; provided, however, that any individual becoming a Director subsequent to the date hereof whose election, or nomination for election by the Corporation's shareholders, was approved by a vote of a majority of the Directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of Directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board; or

(iii)           consummation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Corporation (a "Business Combination"), in each case, unless, following such Business Combination:  (A) all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Corporation Common Stock and Outstanding Corporation Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, 50% or more of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of Directors, as the case may be, of the corporation resulting from such Business Combination (including, without limitation, a corporation which as a result of such transaction owns the Corporation or all or substantially all of the Corporation's assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination of the Outstanding Corporation Common Stock and Outstanding Corporation Voting Securities, as the case may be; (B) no Person (excluding any corporation resulting from such Business Combination or any employee benefit plan (or related trust) of the Corporation or such corporation resulting from such Business Combination) beneficially owns, directly or indirectly, 35% or more of, respectively, the then outstanding shares of common stock of the corporation resulting from such Business Combination or the combined voting power of the then outstanding voting securities of such corporation except to the extent that such ownership existed prior to the Business Combination; and (C) at least a majority of the members of the board of directors of the corporation resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such Business Combination.

(g)	"Code" means the Internal Revenue Code of 1986, as amended from time to time, or any successor thereto.

(h)	"Committee" means the Human Resources and Compensation Committee of the Board of Directors or a delegate of such Committee.

(i)	"Compensation" means the remuneration paid or awarded to the Participant by an Employer as Base Salary, Annual Bonus, or LTP Award.

(j)	"Corporation" means HNI Corporation, an Iowa corporation.

(k)
"Deferral Election Agreement" means the agreement described in Section 4.2 in which the Participant designates the amount of his or her Compensation, if any, that he or she wishes to contribute to the Plan and acknowledges and agrees to the terms of the Plan.

(l)
"Elective Deferral" means a contribution to the Plan made by a Participant pursuant to a Deferral Election Agreement that the Participant enters into with the Corporation.  Elective Deferrals shall be made according to the terms of the Plan set forth in Section 4.2.

(m)	"Employer" means the Corporation, any Subsidiary that adopts the Plan, and any entity that continues the Plan as a successor under Section 10.3.

(n)
"Enrollment Period" means the period designated by the Corporation during which a Deferral Election Agreement may be entered into with respect to an eligible employee's future Compensation as described in Section 4.2.  Generally, the Enrollment Period must end no later than the end of the calendar year before the calendar year in which the services giving rise to the Compensation to be deferred are performed.  As described in Section 4.2, an exception may be made to this requirement for individuals who first become eligible to participate in the Plan and for Elective Deferrals from Compensation considered to be Performance-Based Compensation, as determined by the Committee or by the Vice-President, Member and Community Relations, from time to time.

(o)	"ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time, or any successor thereto.

(p)
"Fair Market Value," of a share of Stock, means the average of the high and low transaction prices of the share as reported on the New York Stock Exchange on the date as of which such value is being determined, or, if there shall be no reported transactions for such date, on the next preceding date for which transactions were reported; provided, however, that if Fair Market Value for any date cannot be so determined, Fair Market Value shall be determined by the Committee by whatever means or method as the Committee, in the good faith exercise of its discretion, shall at such time deem reasonable and within the meaning of Code Section 409A and the regulations thereunder.

(q)
"LTP Award," of a Participant for a performance period, means the amount payable to the Participant in cash or Stock for the performance period pursuant to the HNI Corporation Long-Term Performance Plan.  The performance period for an LTP Award shall be set forth in the HNI Corporation Long-Term Performance Plan.

(r)	"Participant" means an individual who satisfies the requirements of Section 3.1 and who has entered into a Deferral Election Agreement.

(s)
"Performance-Based Compensation," of a Participant for a period, means incentive compensation of the Participant for such period where the amount of, or entitlement to, the incentive compensation is contingent on the satisfaction of pre-established organizational or individual performance criteria relating to a performance period of at least 12 consecutive months in which the Participant performs services.  Organizational or individual performance criteria are considered pre-established if established in writing by not later than 90 days after the commencement of the period of service to which the criteria relate, provided that the outcome is substantially uncertain at the time the criteria are established.  Performance-based compensation may include payment based on performance criteria that are not approved by the Board of Directors or the Committee or by the stockholders of the Corporation.

(t)	"Plan Year" means the consecutive 12-month period beginning each January 1 and ending December 31.

(u)
"Prime Rate" means the interest rate charged by the Northern Trust Corporation, Chicago, Illinois, on corporate loans made to their best customers as of the first business day coincident with or immediately following the first day of each Plan Year.

(v)	"Qualified Domestic Relations Order" has the same meaning as in Section 414(p) of the Code.

(w)	"Restatement Date" means January 1, 2005.

(x)
"Retirement," of a Participant, means the Participant's Separation from Service with the Corporation and its Subsidiaries on or after the attainment of age 55 with ten years of service with an Employer.  The Chief Executive Officer of the Corporation, in his or her discretion, may waive or reduce the ten-year service requirement with respect a Participant; provided that any such waiver or reduction is made before the eligible executive employee becomes a Participant or, with respect to each Deferral Election Agreement, before the last day of the Enrollment Period for the Plan Year for which the agreement is made.

(y)
"Separation from Service," of a Participant, means the Participant's separation from service with the Corporation and all of its affiliates, within the meaning of Section 409A(a)(2)(A)(i) of the Code and the regulations thereunder.  Solely for these purposes, a Participant will be considered to have a Separation from Service when the Participant dies, retires, or otherwise has a termination of employment  with all affiliates.  The employment relationship is treated as continuing intact while the Participant is on military leave, sick leave, or other bona fide leave of absence (such as temporary employment by the government) if the period of such leave does not exceed six months, or if longer, so long as the individual's rights to reemployment with the Corporation or any affiliate is provided either by statute or by contract.  If the period of leave exceeds six months and the individual's right to re-employment is not provided either by statute or contract, the employment relationship is deemed to terminate on the first date immediately following such six-month period.  Whether a termination of employment has occurred is based on the facts and circumstances.

(z)
"Specified Employee" means a "key employee" (as defined in Section 416(i) of the Code without regard to Section 416(i)(5)) of the Corporation.  For purposes hereof, an employee is a key employee if the employee meets the requirements of Section 416(1)(A)(i), (ii) or (iii) (applied in accordance with the regulations thereunder and disregarding Section 416(i)(5)) at any time during the 12-month period ending on December 31.  If a person is a key employee as of such date, the person is treated as a Specified Employee for the 12-month period beginning on the first day of the fourth month following such date

(aa)	"Subsidiary" means a corporation which is wholly owned by the Corporation.

(bb)	"Stock" means the Corporation's common stock, $1.00 par value.

(cc)	"Stock Unit" means the notational unit representing the right to receive one share of Stock.

2.2.           Gender and Number.  Except when otherwise indicated by the context, any masculine term used in the Plan also shall include the feminine gender; and the definition of any plural shall include the singular and the singular shall include the plural.

3.           Eligibility and Participation

3.1.           Eligibility.  Participation in the Plan shall be limited to those executive employees of an Employer who are eligible to participate in the HNI Corporation Executive Bonus Plan.

3.2.           Participation.  An eligible executive employee shall be notified of his or her eligibility to make an Elective Deferral under the Plan for a Plan Year prior to the beginning of the Plan Year, or as soon as administratively possible thereafter.  Unless so notified, an employee shall not have the right to make Elective Deferrals for a Plan Year, whether or not he or she has been permitted to make Elective Deferral for any prior Plan Year.  Further, nothing in the Plan shall interfere with or limit in any way the right of an Employer to terminate any Participant's employment at any time, nor confer upon any Participant a right to continue in the employ of an Employer, and all Participants shall remain subject to change of salary and other terms of employment, transfer, change of job, discipline, layoff, discharge, or any other change of status.

3.3.           Missing Persons.  Each Participant and Beneficiary entitled to receive benefits under the Plan shall be obligated to keep the Corporation informed of his or her current address until all Plan benefits that are due to be paid to the Participant or Beneficiary have been paid to him or her.  If the Corporation is unable to locate the Participant or his or her Beneficiary for purposes of making a distribution, the amount of a Participant's benefit under the Plan that would otherwise be considered as non-forfeitable shall be forfeited effective one year after:  (a) the last date a payment of said benefit was made, if at least one such payment was made; or (b) the first date a payment of said benefit was due to be made pursuant to the terms of the Plan, if no payments have been made.  If such person is located after the date of such forfeiture, the benefits for such Participant or Beneficiary shall not be reinstated hereunder.

4.           Establishment and Entries to Accounts

4.1.           Accounts.  The Committee shall establish two Accounts for each Participant under the Plan as follows:

(a)           Cash Account.  A Participant's Cash Account, as of any date, shall consist of the Compensation that the Participant has elected to allocate to that Account under his or her various Deferral Election Agreements pursuant to Section 4.2, increased by earnings thereon pursuant to Section 4.3(a), and adjusted to reflect transfers to and from the Account pursuant to Section 4.3(c) and distributions from the Account pursuant to Sections 4.4, 4.5 and 4.6.

(b)           Stock Account.  A Participant's Stock Account, as of any date, shall consist of the Compensation that the Participant has elected to allocate to that Account pursuant to Section 4.2, increased with earnings (including dividend equivalents) thereon and converted to Stock Units pursuant to Section 4.3(b), and adjusted to reflect transfers to and from the Account pursuant to Section 4.3(c) and distributions from the Account pursuant to Sections 4.4, 4.5 and 4.6.

The Committee shall establish a separate Sub-Account under each of these Accounts for each Deferral Election Agreement entered into by the Participant pursuant to Section 4.2.  As specified in Section 4.2, as part of a Participant's Deferral Election Agreement, the Participant shall elect how amounts deferred under each Deferral Election Agreement are to be distributed to him or her from among the available distribution options described in Section 4.4.   The separate Sub-accounts are established to account for the different distribution terms that may apply to each Sub-account.  The Corporation may combine Sub-accounts that have identical distribution terms, or may establish other Sub-accounts for a Participant under the Plan from time to time in its discretion, as it deems appropriate or advisable.  A Participant shall have a full and immediate nonforfeitable interest in his or her Accounts at all times.

4.2           Deferral Election Agreement.  A Participant wishing to make an Elective Deferral under the Plan for a Plan Year shall enter into a Deferral Election Agreement during the Enrollment Period immediately preceding the beginning of the Plan Year.  A separate Deferral Election Agreement must be entered into for each Plan Year that a Participant wishes to make Elective Deferrals under the Plan.  In order to be effective, the Deferral Election Agreement must be completed and submitted to the Committee at the time and in the manner specified by the Committee, which may be no later than the last day of the Enrollment Period.  The Committee shall not accept Deferral Election Agreements entered into after the end of the Enrollment Period.  The Committee may require that a Participant enter into a separate Deferral Election Agreement for each component of the Participant's Compensation, i.e., Base Compensation, Annual Bonus and LTP Award, that he or she wishes to defer for a Plan Year.  Except as specified in the following two paragraphs, a Deferral Election Agreement will be effective to defer Compensation earned after the Deferral Election Agreement is entered into, and not before.

For the Plan Year in which an employee first becomes eligible to participate in the Plan, the Committee may, in its discretion, allow the employee to enter into a Deferral Election Agreement within 30 days after he or she first becomes eligible.  In order to be effective, the Deferral Election Agreement must be completed and submitted to the Committee on or before the 30-day period has elapsed.  The Committee shall not accept Deferral Election Agreements entered into after the 30-day period has elapsed.  If the employee fails to complete a Deferral Election Agreement by such time, he or she may enter into a Deferral Election Agreement during any succeeding Enrollment Period in accordance with the rules described in the preceding paragraph.  For Compensation that is earned based upon a specified performance period (for example, the Annual Bonus) where a Deferral Election Agreement is entered into in the first year of eligibility but after the beginning of the performance period, the Deferral Election Agreement will be deemed to apply to Compensation paid for services performed subsequent to the date the Deferral Election Agreement is entered into if the Deferral Election Agreement applies to the portion of the Compensation equal to the total amount of the Compensation for the performance period multiplied by the ratio of the number of days remaining in the performance period after the election over the total number of days in the performance period.  For purposes of the exception described in this paragraph, the term "Plan" shall mean the Plan and any other plan required to be aggregated with the Plan pursuant to Code Section 409A, and the regulations and other guidance thereunder.  Accordingly, if an employee has previously been eligible to participate in a plan required to be aggregated with the Plan, then the 30-day exception described in this paragraph shall not apply to him or her.

Deferral Election Agreements for Base Salary and incentive compensation other than Performance-Based Compensation shall be completed and submitted to the Corporation at the time described above that is ordinarily applicable to Deferral Election Agreements (subject to the exception for employees who are newly eligible to participate).  Deferral Election Agreements for Compensation that is Performance-Based Compensation shall be completed and submitted to the Corporation no later than six months before the end of the performance period for such Compensation.  The Committee shall determine from time to time whether an item of Incentive Compensation is considered Performance-Based Compensation for these purposes.

        For each Deferral Election Agreement the Participant enters into, the Participant shall specify:

(a)           The component of Compensation, i.e., Base Salary, Annual Bonus or LTP Award, that the Participant wishes to contribute as a Deferral Election, and for each such component, the amount, by dollar amount or percentage, of Compensation otherwise payable to the Participant in cash that the Participant wishes to contribute as and Elective Deferral, and the amount, by number of shares or percentage, of Compensation otherwise payable to the Participant in Stock that the Participant wishes to contribute as and Elective Deferral;

(b)    The manner in which the amount in (a), above, is to be allocated between the Participant's Cash Account and Stock Account, by dollar amount or percentage; provided, however, that in the case of Compensation otherwise payable to the Participant in Stock, the Compensation shall automatically be allocated to the Stock Account; and

(c)    The time and manner of distribution (consistent with the requirements of Section 4.4) of the Sub-account established with respect to the Deferral Election Agreement.

The Committee may from time to time establish a minimum amount that may be deferred by a Participant pursuant to this Section 4.2 for any Plan Year.  Notwithstanding anything in this Section 4.2 to the contrary, in all events a Participant's remaining Compensation, after all Elective Deferrals, must be sufficient to enable the Corporation to withhold from the Participant's Compensation:  (a) any amounts necessary to satisfy withholding requirements under applicable tax law; and (b) the amount of any contributions that the Participant may be required to make or may have elected to make under the Corporation's various benefit plans.

Elective Deferrals shall be credited to the Participant's Cash Account or Stock Account, as the case may be, as soon as administratively reasonable after the Compensation would have been paid to the Participant had the Participant not elected to defer it under the Plan.

In general, a Deferral Election Agreement shall become irrevocable as of the last day of the Enrollment Period applicable to it.  However, if a Participant incurs an "unforeseeable emergency," as defined in Section 4.5(c)(ii), or becomes entitled to receive a hardship distribution pursuant to Treas. Reg. Section 1.401(k)-1(d)(3) after the Deferral Election Agreement otherwise becomes irrevocable, the Deferral Election Agreement shall be cancelled as of the date on which the Participant is determined to have incurred the unforeseeable emergency or becomes eligible to receive the hardship distribution and no further Elective Deferrals will be made under it.

4.3.           Adjustments to Accounts.

(a)    The Participant's Cash Account shall be credited with earnings as of the last day of each month.  The amount so credited shall be the product of: (i) the Cash Account balance as of such date (less any contributions credited to the Account during the month); and (ii) 1/12 of the sum of (A) the Prime Rate (in effect for the Plan Year) and (B) one percentage point.

(b)    The Elective Deferrals allocable to a Participant's Stock Account under a Deferral Election Agreement shall be converted to Stock Units.   In the case of Elective Deferrals of Compensation otherwise payable to the Participant in cash, the conversion shall occur on the last day of the month (the "conversion date") coincident with or next following the date on which the Elective Deferrals are credited to the Stock Account.  On the conversion date, the Elective Deferrals shall be converted to a number of whole and fractional Stock Units determined by dividing the Elective Deferrals (plus earnings) by the Fair Market Value of a share of Stock on the conversion date.  In the case of Elective Deferrals of Compensation otherwise payable to the Participant in Stock, the conversion shall occur at the time the Elective Deferrals are credited to the Stock Account pursuant to Section 4.2, with the number of Stock Units so credited equal to the number of shares of Stock that the Participant has elected to defer pursuant to the Deferral Election Agreement.  On each date on which the Corporation pays a cash dividend (the "dividend date"), the Stock Account shall be credited with an additional number of Stock Units determined by dividing the dollar amount that the Corporation would have paid as a dividend if the Stock Units held in the Participant's Stock Account as of the record date for the dividend were actual shares of Stock divided by the Fair Market Value of a share of Stock on the dividend date.  Appropriate adjustments in the Stock Account shall be made as equitably required to prevent dilution or enlargement of the Account from any Stock dividend, Stock split, reorganization or other such corporate transaction or event.

(c)           A Participant may transfer amounts from a Cash Sub-account to a Stock Sub-account and from a Stock Sub-account to a Cash Sub-account pursuant to this Section 4.3(c).  Once each calendar quarter, during the trading window selected by management for Section 16 officers of the Corporation, each Participant may enter into an election to:

(i)           Convert all or any portion of the Stock Units credited to a Stock Sub-account to an equivalent hypothetical cash amount, by multiplying the Fair Market Value of a share of Stock on the date the election is received by the Corporation by the number to Stock Units to be converted, and credit such hypothetical cash amount to a Cash Sub-account; or

(ii)           Convert all or any portion of the amount credited to a Cash Sub-account to an equivalent number of Stock Units, by dividing the dollar amount to be converted by the Fair Market Value of a share of Stock on the date the election is received by the Corporation, and credit such Stock Units to a Stock Sub-account.

All transfers described in this Section 4.3(c) must be made between Sub-accounts that have identical distribution terms, that is, a Participant may transfer an amount from a Cash Sub-Account to a Stock Sub-Account and visa versa only if the Sub-accounts provide for distribution in the same manner and at the same time as one another.

    4.4.           Commencement and Form of Distribution of Sub-Account.  As stated in Section 4.2(c), above, as part of his or her Deferral Election Agreement, a Participant shall elect:  (a) the date on which distribution of each Sub-Account established for him or her under the Plan is to commence, which date may be no earlier than one year following the end of the Plan Year in which the Compensation deferred under the Deferral Election Agreement would otherwise have been paid to the Participant; and (b) the form of distribution of each such Sub-Account from the available distribution forms set forth below:

(a)           a single sum payment; or

(b)           monthly, quarterly or annual installment payments:

(i)    in the case of a Cash Sub-account,

(A)    of a specified dollar amount, or

(B)    over a specified period; or

(ii)    in the case of a Stock Sub-account,

(A)    of a number of shares of Stock equal to a specified dollar amount;

(B)    of a specified number of shares of Stock; or

(C)    over a specified period.

All distributions from Cash Sub-accounts shall be paid in the form of cash.  All distributions from Stock Sub-accounts shall be paid in the form of Stock (with each Stock Unit converted to one share of Stock at the time of distribution).

In the case of a Participant who elects to receive a Sub-Account in the form of installments, earnings and dividends shall be credited to the Participant's Sub-account in the manner provided in Section 4.3(a) and (b) during the payment period.

If the Participant elects to receive payment of a Sub-Account in the form of annual installments, the initial installment payment shall be made on January 15 of the Plan Year selected by the Participant.  The remaining annual installment payments shall be made on January 15 of each year thereafter until the Participant's entire Sub-account has been paid.

If the Participant elects to receive payment in the form of monthly or quarterly installments, the installment payments shall commence on the first day of the first month or quarter (as the case may be) of the Plan Year selected by the Participant and will continue to be made on the first day of each month or quarter (as the case may be) thereafter until the Participant's entire Sub-account has been paid.

In the case of a Participant who elects to receive installment payments of a specified dollar amount from a Cash Sub-Account, the amount of each installment payment will equal such specified dollar amount until the Sub-Account is exhausted, with the last installment consisting of the balance in the Sub-account.  In the case of a Participant who elects to receive installment payments of a number of shares of Stock equal to a specified dollar amount, the number of shares to be distributed in each installment payment shall be determined by dividing such specified dollar amount by the Fair Market Value of a share of Stock on the distribution date, with the last installment consisting of the balance in the Sub-account.

In the case of a Participant who elects to receive installment payments over a specified period from a Cash Sub-Account or Stock Sub-Account, the amount of each installment payment shall be equal to the cash balance or number of Stock Units (as the case may be) in the Participant's Sub-account immediately prior to the installment payment, multiplied by a fraction, the numerator of which is one, and the denominator of which is the number of installment payments remaining, with the last installment consisting of the balance of the Participant's Sub-account.

In the case of a Participant who elects to receive installment payments from a Stock-Sub-account equal to a specified number of shares, each installment payment shall consist of such specified number, with the last installment consisting of the balance of the Participant's Sub-account.

Notwithstanding anything in this Section 4.4 to the contrary, a Participant who elects to receive a Sub-account in installments must elect a payment amount that results in a total annual Plan payment from all Sub-accounts (of cash, Stock or both) that equals at least $25,000.  If, on January 15 of a Plan Year, the balance of a Participant's Sub-account then being distributed in the form of monthly or quarterly installments is less than $25,000, the entire balance will be paid to the Participant in a single sum as soon as administratively reasonable after such date.  In any event, the remaining balance of a Participant's Account shall be paid on the 25th anniversary of the first payment.

A Participant may modify an election for payment of a Sub-account to postpone the commencement date and change the form of payment to another form permitted under the Plan.  In order to be effective, the requested modification must:  (a) be in writing and be submitted to the Corporation at the time and in the manner specified by the Committee; (b) not take effect for at least 12 months from the date on which it is submitted to the Corporation; (c) be submitted to the Corporation at least 12 months prior to the then scheduled distribution commencement date ("original distribution date"); and (d) specify a new distribution commencement date that is no earlier than five years after the original distribution date.  For purposes hereof, if the original distribution date is a Plan Year rather than a specified date within a Plan Year, the original distribution date shall be deemed to be the first day of the Plan Year.

4.5.           Exceptions to Payment Terms.  Notwithstanding anything in this Article 4 or a Participant's Deferral Election Agreement (as may be modified pursuant to Section 4.4) to the contrary, the following terms, if applicable, shall apply to the payment of a Participant's Sub-accounts.

(a)           Separation from Service for Reasons Other than Retirement or Death.  If a Participant has a Separation from Service for reasons other than Retirement or death, all of the Participant's Sub-accounts (or the remaining balances thereof if distribution has already commenced) will be distributed to him or her in a single sum (regardless of the form otherwise elected by the Participant) within ninety (90) days following the Participant's Separation from Service.

(b)           Delay in Distributions.

(i)           If the Participant is a Specified Employee, any Plan distributions that are otherwise to commence on the Participant's Separation from Service shall commence after the Participant's Separation from Service on the date immediately following the six-month anniversary of the Separation from Service or, if earlier, on the date of the Participant's death.  In this case, the first payment following the period of delay required by this Section 4.5(b)(i) shall be increased by any amount that would otherwise have been payable to the Participant under the Plan during the delay period.

(ii)           The Corporation shall delay the distribution of any amount otherwise required to be distributed under the Plan if, and to the extent that, the Corporation reasonably anticipates that the Corporation's deduction with respect to such distribution otherwise would be limited or eliminated by application of Section 162(m) of the Code.  In such event, (A) if any payment is delayed during any year on account of Code Section 162(m), then all payments that could be delayed on account of Code Section 162(m) during such year must also be delayed; (B) such delayed payments must be paid either (1) in the first year in which the Corporation reasonably anticipates the payment to be deductible, or (2) the period beginning on the date of the Participant's Separation from Service and ending on the later of the end of the Participant's year of separation of the fifteenth (15th) day of the third month after such separation; and (C) if payment is delayed to the date of Separation from Service with respect to a Participant who is a Specified Employee, such payment shall commence after such Participant's Separation from Service on the date immediately following the six-month anniversary of the Separation from Service, or if earlier, on the date of the Participant's death.

(iii)           The Corporation shall delay the distribution of any amount otherwise required to be distributed under the Plan if, and to the extent that, the Corporation reasonably anticipates that the making of the distribution would violate Federal securities laws or other applicable law.  In such event, the distribution will be made at the earliest date on which the Corporation reasonably anticipates that the making of the distribution will not cause such a violation.

(c)           Acceleration of Distributions.  All or a portion of a Participant's Sub-accounts may be distributed at an earlier time and in a different form than specified in this Article 4:

(i)           As may be necessary to fulfill a Qualified Domestic Relations Order or a certificate of divestiture (as defined in Code Section 1043(b)(2)).

(ii)           If the Participant or Beneficiary has an unforeseeable emergency.  For these purposes an "unforeseeable emergency" is a severe financial hardship of the Participant resulting from an illness or accident of the Participant or the Participant's spouse, Beneficiary or dependent (as defined in Section 152(a) of the Code, without regard to Section 152(b)(1), (b)(2), and (d)(1)(B)), loss of the Participant's property due to casualty (including the need to rebuild a home following damage to a home not otherwise covered by insurance, for example, not as a result of a natural disaster); or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant.  For example, the imminent foreclosure of or eviction from the Participant's primary residence may constitute an unforeseeable emergency.  In addition, the need to pay for medical expenses, including non-refundable deductibles, as well as for the cost of prescription drug medication, may constitute an unforeseeable emergency.  Finally, the need to pay for funeral expenses of a spouse, Beneficiary or a dependent (as defined in Section 152(a) of the Code, without regard to Section 152(b)(1), (b)(2) and (d)(1)(B)) may also constitute an unforeseeable emergency.  Except as otherwise provided in this paragraph (c)(ii), the purchase of a home and the payment of college tuition are not unforeseeable emergencies.  Whether a Participant is faced with an unforeseeable emergency permitting a distribution under this paragraph (c)(ii) is to be determined based on the relevant facts and circumstances of each case, but, in any case a distribution on account of an unforeseeable emergency may not be made to the extent that such emergency is or may be relieved through reimbursement or compensation from insurance or otherwise, by liquidation of the Participant's assets, to the extent the liquidation of such assets would not cause severe financial hardship, or by cessation of Elective Deferrals.

Distributions because of an unforeseeable emergency must be limited to the amount reasonably necessary to satisfy the emergency need (which may include amounts necessary to pay any Federal, state, or local income taxes or penalties reasonably anticipated to result from the distribution).  Determinations of the amounts reasonably necessary to satisfy the emergency need must take into account any additional compensation that is available due to the Participant's cancellation of a Deferral Election Agreement due to an unforeseeable emergency pursuant to Section 4.2.  However, the determination of amounts reasonably necessary to satisfy the emergency need is not required to take into account any additional compensation that due to the unforeseeable emergency is available under another nonqualified deferred compensation plan but has not actually been paid.

(iii)           Due to a failure of the Plan to satisfy Section 409A with respect to the Participant, but only to the extent an amount is required to be included in the Participant's income as a result of such failure.

4.6.           Death Benefit.  If a Participant dies with all or a portion of his or her Account unpaid, the remaining amount shall be paid to his or her Beneficiary, as designated in accordance with Article 7, in the form (single sum or installments) and time elected by the Participant under Sections 4.2 and 4.4.

4.7.           Funding.  An Employer's obligations under the Plan shall in every case be an unfunded and unsecured promise to pay.  Each Participant's or Beneficiary's rights under the Plan shall be no greater than those of a general, unsecured creditor of an Employer.  The amount of each Participant's Account shall be reflected on the accounting records of the Corporation but shall not be construed to create, or require the creation of, a trust, custodial or escrow account.  No Participant shall have any right, title, or interest whatsoever in or to any investment reserves, accounts, or funds that an Employer may purchase, establish, or accumulate, and, except as provided in Section 8.1, no Plan provision or action taken pursuant to the Plan shall create or be construed to create a trust or a fiduciary relationship of any kind between an Employer and a Participant or any other person.  All amounts paid under the Plan shall be paid in cash or Stock from the general assets of an Employer, and an Employer shall not be obligated under any circumstances to fund its financial obligations under the Plan.

5.           Administration

5.1.           Administration.  The Plan shall be administered by the Committee.  In addition to the other powers granted under the Plan, the Committee shall have all powers necessary to administer the Plan, including, without limitation, powers:

(a)           to interpret the provisions of the Plan;

(b)           to establish and revise the method of accounting for the Plan and to maintain the Accounts; and

(c)           to establish rules for the administration of the Plan and to prescribe any forms required to administer the Plan.

5.2.           Actions of the Committee.  The Committee (including any person or entity to whom the Committee has delegated duties, responsibilities or authority, to the extent of such delegation) has total and complete discretionary authority to determine conclusively for all parties all questions arising in the administration of the Plan, to interpret and construe the terms of the Plan, and to determine all questions of eligibility and status of employees, Participants and Beneficiaries under the Plan and their respective interests.  Subject to the claims procedures of Article 9, all determinations, interpretations, rules and decisions of the Committee (including those made or established by any person or entity to whom the Committee has delegated duties, responsibilities or authority, if made or established pursuant to such delegation) are conclusive and binding upon all persons having or claiming to have any interest or right under the Plan.

5.3.           Delegation.  The Committee, or any officer or other employee of the Corporation designated by the Committee, shall have the power to delegate specific duties and responsibilities to officers or other employees of the Corporation or other individuals or entities.  Any delegation may be rescinded by the Committee at any time.  Each person or entity to whom a duty or responsibility has been delegated shall be responsible for the exercise of such duty or responsibility and shall not be responsible for any act or failure to act of any other person or entity.

5.4.           Expenses.  The expenses of administering the Plan shall be borne by the Corporation.

5.5.           Reports and Records.  The Committee, and those to whom the Committee has delegated duties under the Plan, shall keep records of all their proceedings and actions and shall maintain books of account, records, and other data as shall be necessary for the proper administration of the Plan and for compliance with applicable law.

5.6.           Valuation of Accounts and Account Statements.  As of each valuation date, the Committee shall adjust the previous Account balances of each Participant for Elective Deferrals, distributions, and investment gains and losses.  A "valuation date," for these purposes, is the last day of each calendar quarter, and such other dates as the Committee may designate from time to time in its discretion.  The Committee shall provide each Participant with a statement of his or her Account balances on a quarterly basis.

5.7.           Indemnification and Exculpation.  The agents, officers, directors, and employees of the Corporation and its Subsidiaries and the Committee shall be indemnified and held harmless by the Corporation against and from any and all loss, cost, liability, or expense that may be imposed upon or reasonably incurred by them in connection with or resulting from any claim, action, suit, or proceeding to which they may be a party or in which they may be involved by reason of any action taken or failure to act under the Plan and against and from any and all amounts paid by them in settlement (with the Corporation's written approval) or paid by them in satisfaction of a judgment in any such action, suit or proceeding.  The foregoing provision shall not be applicable to any person if the loss, cost, liability, or expense is due to such person's gross negligence or willful misconduct.

6.           Beneficiary Designation

6.1.           Designation of Beneficiary.  Each Participant shall be entitled to designate a Beneficiary or Beneficiaries who, upon the Participant's death, will receive the amounts that otherwise would have been paid to the Participant under the Plan.  All designations shall be signed by the Participant and shall be in a form prescribed by the Committee.  The Participant may change his or her designation of Beneficiary at any time, on a form prescribed by the Committee.  The filing of a new Beneficiary designation form by a Participant shall automatically revoke all prior designations by that Participant.

6.2.           Death of Beneficiary.  In the event that all the Beneficiaries named by a Participant pursuant to Section 6.1 predecease the Participant the amounts that would have been paid to the Participant under the Plan shall be paid to the Participant's estate.

6.3.           Ineffective Designation.  In the event the Participant does not designate a Beneficiary, or for any reason such designation is ineffective in whole or in part, the ineffectively designated amounts shall be paid to the Participant's estate.

7.           Withholding

The Corporation shall reduce the amount of any cash payment under the Plan and an Employer may reduce the amount of any other compensation payable to a Participant to the extent the Corporation or Employer deems appropriate for Federal, state or local tax withholding or other purposes required by law.  The Corporation shall reduce the amount of any Stock payment under the Plan to the extent the Corporation deems appropriate for Federal, state or local tax withholding, based upon the supplemental wage withholding rate, or for other purposes required by law.

8.           Change in Control, Amendment, and Termination

8.1.           Change in Control.

(a)           Retention of Plan Benefits.  A Participant shall retain rights to payment of all amounts credited to his or her Accounts under the Plan, including earnings pursuant to Section 4.3, in the event of a Change in Control.

(b)           Contributions to Trust.  Notwithstanding anything in Section 4.7 to the contrary, the Corporation shall be obligated not later than upon the occurrence of a Change in Control, to transfer assets to one or more irrevocable grantor trusts established by the Corporation in an amount at least sufficient to provide for the obligations of the Employers under the Plan as of the date of such transfer.  The assets of any such trust shall at all times be subject to the claims of the general unsecured creditors of the Employers and not be subject to the prior claim of any Participant or Beneficiary under the Plan.  Any such trust so established and the rights and obligations of any individual, the Employers, and the trustee in such trust shall be governed exclusively by such trust; provided that the provisions of the Plan shall govern exclusively the rights of a Participant or Beneficiary to benefits under the Plan

8.2.           Plan Amendment and Termination.  The Board of Directors or the Committee has the authority to amend, modify, and/or terminate the Plan at any time. No amendment or termination of the Plan shall in any manner reduce the Account balance any Participant without the consent of the Participant (or if the Participant has died, his or her Beneficiary).  Without limiting the foregoing, the Board of Directors may, in its sole discretion:  (a) freeze the Plan by precluding any further Elective Deferrals and/or other credits, but otherwise maintain the balance of the provisions of the Plan; or (b) terminate the Plan in its entirety and distribute the Participant's Accounts at an earlier date and in a different form than otherwise provided under the Plan, provided that such termination and distribution comply with the requirements of Section 409A of the Code.

9.           Claims Procedure

The Committee shall notify a Participant in writing within 90 days of the Participant's written application for benefits of the Participant's eligibility or non-eligibility for benefits under the Plan, provided, however, that benefit distribution shall not be contingent upon a Participant's application for benefits.  If the Committee determines that a Participant is not eligible for benefits or full benefits, the notice shall set forth:  (a) the specific reasons for such denial; (b) a specific reference to the provision of the Plan on which the denial is based; (c) a description of any additional information or material necessary for the Participant to perfect the claim, and a description of why it is needed; and (d) an explanation of the Plan's claims review procedure and other appropriate information as to the steps to be taken if the Participant wishes to have the claim reviewed.  If the Committee determines that there are special circumstances requiring additional time to make a decision, the Committee shall notify the Participant of the special circumstances and the date by which a decision is expected to be made, and may extend the time for up to an additional 90-day period.  If a Participant is determined by the Committee to be not eligible for benefits, or if a Participant believes that he or she is entitled to greater or different benefits, the Participant shall have the opportunity to have the Participant's claim reviewed by the Committee by filing a petition for review with the Committee within 60 days after receipt by the Participant of the notice issued by the Committee.  The petition shall state the specific reasons the Participant believes the Participant is entitled to benefits or greater or different benefits.  Within 60 days after receipt by the Committee of the petition, the Committee shall afford the Participant (and the Participant's counsel, if any) an opportunity to present the Participant's position to the Committee orally or in writing, and the Participant (or counsel) shall have the right to review the pertinent documents, and the Committee shall notify the Participant of its decision in writing within the 60-day period, stating specifically the basis of the decision written in a manner calculated to be understood by the Participant and the specific provisions of the Plan on which the decision is based.  If, because of the need for a hearing, the 60-day period is not sufficient, the decision may be deferred for up to another 60-day period at the election of the Committee, but notice of this deferral shall be given to the Participant.  If a Participant does not appeal on time, the Participant will lose the right to appeal the denial and the right to file suit under ERISA, and the Participant will have failed to exhaust the Plan's internal administrative appeal process, which is generally a prerequisite to bringing suit.  In the event an appeal of a denial of a claim for benefits is denied, any lawsuit to challenge the denial of such claim must be brought within one year of the date the Committee has rendered a final decision on the appeal.

10.           Miscellaneous

10.1.           Unfunded Plan.  The Plan is intended to be an unfunded plan maintained primarily to provide deferred compensation benefits for "a select group of management or highly compensated employees" within the meaning of Sections 201(2), 301(a)(3) and 401(a)(1) of ERISA, and therefore is further intended to be exempt from the provisions of Parts 2, 3, and 4 of Title I of ERISA.

10.2.            Nontransferability.  No benefit payable at any time under the Plan will be subject in any manner to alienation, sale, transfer, assignment, pledge, levy, attachment, or encumbrance of any kind, except with respect to a domestic relations order that the Committee determines to be a Qualified Domestic Relations Order.

10.3.            Successors.  All obligations of the Corporation under the Plan shall be binding upon and inure to the benefit of any successor to the Corporation, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the business and/or assets of the Corporation.

10.4.    Severability.  In the event any provision of the Plan shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of the Plan, and the Plan shall be construed and enforced as if the illegal or invalid provision had not been included.  The Plan is intended to comply in form and operation with Section 409A of the Code, and shall be construed accordingly.  If any provision of the Plan does not conform to the requirements of Section 409A, such that the inclusion of the provision would result in loss of the Plan's intended tax deferral, the Plan shall be construed and enforced as if such provision had not been included.

10.5.    Applicable Law.  To the extent not preempted by Federal law, the Plan shall be governed and construed in accordance with the laws of the state of Iowa.

10.6.    No Other Agreements.  The terms and conditions set forth herein, together with the Deferral Election Agreements entered into by Participants, constitute the entire understanding of the Corporation and any Employer and the Participants with respect to the matters addressed herein.

10.7.    Incapacity.  In the event that any Participant or Beneficiary is unable to care for his or her affairs because of illness or accident, any payment due may be paid to the Participant's or Beneficiary's spouse, parent, brother, sister or other person deemed by the Committee to have incurred expenses for the care of such Participant or Beneficiary, unless a duly qualified guardian or other legal representative has been appointed.

10.8.    Counterparts.  This Plan may be executed in any number of counterparts, each of which when duly executed by the Corporation shall be deemed to be an original, but all of which shall together constitute but one instrument, which may be evidenced by any counterpart.

10.9.    Electronic Media.  Notwithstanding anything in the Plan to the contrary, but subject to the requirements of ERISA, the Code, or other applicable law, any action or communication otherwise required to be taken or made in writing by a Participant or Beneficiary or by the Corporation, an Employer or the Committee shall be effective if accomplished by another method or methods required or made available by the Corporation or Committee, or their agent, with respect to that action or communication, including e-mail, telephone response systems, intranet systems, or the Internet.

10.10.    Administratively Reasonable.  A payment under the Plan will be deemed to be made as soon as administratively reasonable after a date if it is made within the same calendar year as such date, or, if later, by the 15th day of the third calendar month following such date.

10.11.    Release.  Any payment of benefits to or for the benefit of a Participant or a Participant's Beneficiaries that is made in good faith by the Corporation in accordance with the Corporation's interpretation of its obligations hereunder, shall be in full satisfaction of all claims against the Corporation for benefits under the Plan to the extent of such payment.

10.12.    Notices.  Any notice permitted or required under the Plan shall be in writing and shall be hand-delivered or sent, postage prepaid, by first class mail, or by certified or registered mail with return receipt requested, to the Committee, if to the Corporation, or to the address last shown on the records of the Corporation, if to a Participant or Beneficiary.  Any such notice shall be effective as of the date of hand-delivery or mailing.